Exhibit 99.1

FOR THE YEAR ENDED MARCH 31, 2020
Summary Financial Statements

SUMMARY FINANCIAL STATEMENTS

Statement of Responsibility

Finance

Office of the Provincial Comptroller

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31 , 2020, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Original signed by Ann Ulusoy

Ann Ulusoy, CPA, CMA

Provincial Comptroller

September 25, 2020

Summary Financial Statements	| 55

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Opinion

We have audited the summary financial statements of the Province of Manitoba (the Province), which comprise the consolidated statement of financial position as at March 31, 2020, and the consolidated statement of revenue and expense, consolidated statement of accumulated deficit, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and notes to the summary financial statements, including a summary of significant accounting policies.

In our opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of our report, the accompanying summary financial statements present fairly, in all material respects, the consolidated financial position of the Province as at March 31, 2020, and the consolidated results of its operations, consolidated changes in its net debt, and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards (PSAS).

Basis for Qualified Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Summary Financial Statements section of our report. We are independent of the Province in accordance with the ethical requirements that are relevant to our audit of the summary financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified opinion.

Exclusion of Workers Compensation Board from the summary financial statements

The Province has not included the financial position and results of operations of the Workers Compensation Board (WCB) in the summary financial statements for the years ended March 31, 2020 and March 31, 2019.

In our opinion, the WCB is controlled by the Province, based on the definition of control in PSAS, and should be recorded in the summary financial statements for the years ended March 31, 2020 and March 31, 2019. In this respect, the summary financial statements are not in accordance with PSAS, which requires the financial position and results of operations of controlled entities to be consolidated in the summary financial statements.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

Had the Province made an adjustment for this departure from PSAS, the current year equity in government business enterprises would have increased by $647 million, and accumulated deficit and net debt would each have decreased by $647 million, the net income from government business enterprises would have increased by $48 million, other comprehensive income would have decreased by $33 million, and the annual surplus would have increased by $48 million.

Additionally, the prior year equity in government business enterprises would have increased by $632 million, and accumulated deficit and net debt would each have decreased by $632 million, the net income from government business enterprises would have decreased by $53 million, other comprehensive loss would have decreased by $27 million, and the annual deficit would have increased by $53 million.

Failure to recognize controlled assets

The Province has not included the financial position and results of operations of the Manitoba Agricultural Services Corporation’s (MASC) Production Insurance Trust and the Hail Insurance Trust (the Trusts) in the summary financial statements for the years ended March 31, 2020 and March 31, 2019.

In our opinion, the Trusts are assets under the control of the Province, and the financial position and results of operations should be consolidated into the summary financial statements for the years ended March 31, 2020 and March 31, 2019. In this respect, the summary financial statements are not in accordance with PSAS, which require that the Province account for all assets under its control.

Had the Province made an adjustment for this departure from PSAS, the current year cash and cash equivalents would have increased by $513 million, the accounts payable, accrued charges, provisions and unearned revenue would have increased by $33 million, and accumulated deficit and net debt would each have decreased by $513 million, the Agriculture and Resource Development expenses would have increased by $19 million, the investment income would have increased by $9 million, and the annual surplus would have decreased by $10 million.

Additionally, the prior year cash and cash equivalents would have increased by $481 million, the accounts payable, accrued charges, provisions and unearned revenue would have decreased by $9 million, accumulated deficit and net debt would each have decreased by $490 million, the Agriculture and Resource Development expenses would have decreased by $222 million, the investment income would have increased by $3 million, and the annual deficit would have decreased by $225 million.

2

Combined impact of departures from PSAS

Had the WCB and MASC Trust departures from PSAS been corrected, the Province would have an annual surplus of $43 million in the current year, and for the prior year would have an annual surplus of $23 million. The accumulated deficit would be $9,922 million at March 31, 2020, and $10,034 million at March 31, 2020.

Combined impact on the annual deficit or surplus
	2020	2019

	($ million)	($ million)

Annual surplus (deficit) as presented	5	(149)

Operating (loss) surplus of Workers Compensation Board	48	(53)

Net (loss) income of MASC trusts	(10)	225

Annual surplus in accordance with Canadian public sector accounting standards	43	23

Combined impact on the ending accumulated deficit
	2020	2019

	($ million)	($ million)

Accumulated deficit as presented	(11,082)	(11,156)

Equity of Workers Compensation Board	647	632

MASC Trust Assets	513	490

Accumulated deficit in accordance with Canadian public sector accounting standards	(9,922)	(10,034)

Other Information

The Province is responsible for the other information. The other information comprises the Province of Manitoba Annual Report (the Annual Report), but does not include the summary financial statements and our auditor’s report thereon.

3

Our opinion on the summary financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the summary financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the summary financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

As described in the Basis for Qualified Opinion section above, the Province has not accounted for WCB and the MASC Trusts in accordance with PSAS. We have concluded that the other information is materially misstated for the same reasons with respect to these amounts and other items in the Annual Report affected by these departures from PSAS.

Responsibilities of Management and Those Charged with Governance for the summary Financial Statements

Management is responsible for the preparation and fair presentation of the summary financial statements in accordance with PSAS, and for such internal control as management determines is necessary to enable the preparation of summary financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Province’s ability to continue as a going concern, meaning that the Province will continue in operation, and will be able to realize assets and discharge liabilities and meet its statutory obligations in the normal course of operations for the foreseeable future.

Those charged with governance are responsible for overseeing the Province financial reporting process. With respect to the Province, those charged with governance refers to the Minister of Finance.

Auditor’s Responsibilities for the Audit of the summary Financial Statements

Our objectives are to obtain reasonable assurance about whether the summary financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these summary financial statements.

4

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the summary financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the summary financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Province to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the summary financial statements, including the disclosures, and whether the summary financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

5

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

“Original document signed by”

Winnipeg, Manitoba	Tyson Shtykalo, CPA, CA

September 25, 2020	Auditor General

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2020

SCHEDULE		($ millions)

		2020	2019

			Restated
	FINANCIAL ASSETS

	Cash and cash equivalents	2,267	2,720
	Temporary investments (Note 2)	561	585
1	Amounts receivable	1,857	1,867
	Inventories for resale	30	42
	Portfolio investments (Note 3)	1,798	1,563
2	Loans and advances	1,604	1,529
3	Equity in government business enterprises (Note 4)	3,411	3,035
	Equity in government business partnerships (Note 5)	20	20

	Total Financial Assets	11,548	11,361

	LIABILITIES

4	Borrowings	29,272	29,166
5	Accounts payable, accrued charges, provisions and unearned revenue	4,399	4,376
6	Pension liability (Note 6)	3,097	2,914

	Total Liabilities	36,768	36,456

	NET DEBT	(25,220)	(25,095)

	NON-FINANCIAL ASSETS
	Inventories held for use	79	71
	Prepaid expenses	76	72
7	Tangible capital assets	13,983	13,796

	Total Non-Financial Assets	14,138	13,939

	ACCUMULATED DEFICIT	(11,082)	(11,156)

	Contingencies (Note 7)
	Contractual Obligations (Note 8)
	Contractual Rights (Note 18)

The accompanying notes and schedules are an integral part of these financial statements.

Summary Financial Statements	| 63

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2020

		($ millions)
	2020 Budget Restated	2020	2019 Restated
REVENUE

Income taxes:
Corporation income tax	506	612	606
Individual income tax	3,744	3,903	3,628
Other taxes:
Corporations taxes	329	307	321
Fuel taxes	349	338	347
Land transfer tax	91	93	92
Levy for health and education	381	385	376
Retail sales tax	2,293	2,262	2,472
Tobacco tax	217	220	217
Other taxes	12	13	13
Education property taxes	878	874	847
Fees and other revenue:
Fines and costs and other legal	58	58	59
Minerals and petroleum	14	17	17
Automobile and motor carrier licences and fees	191	194	192
Parks: Forestry and other conservation	24	25	26
Water power rentals	107	113	103
Service fees and other miscellaneous charges	1,513	1,704	1,580
Tuition fees	364	386	364
Federal transfers:
Equalization	2,255	2,255	2,037
Canada Health Transfers	1,474	1,490	1,413
Canada Social Transfers	533	532	518
Shared cost and other transfers	553	570	563
Net income from government business enterprises (Schedule 3)	806	913	919
Sinking funds and other earnings	333	377	318

Total Revenue (Schedule 9)	17,025	17,641	17,028

The accompanying notes and schedules are an integral part of these financial statements.

64 |	Province of Manitoba Annual Report and Public Accounts 2019–20

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2020

		($ millions)
	2020 Budget Restated	2020	2019 Restated

Total Revenue carried forward	17,025	17,641	17,028

EXPENSES

Legislative Assembly	52	53	47
Executive Council	5	5	5
Agriculture and Resource Development	444	519	611
Central Services	191	187	179
Civil Service Commission	23	24	21
Conservation and Climate	153	155	167
Crown Services	3	2	2
Economic Development and Training	1,688	1,637	1,615
Education	2,943	2,937	2,866
Families	2,208	2,173	2,187
Finance	107	102	87
Health, Seniors and Active Living	6,674	6,873	6,570
Indigenous and Northern Relations	33	28	24
Infrastructure	473	526	445
Justice	699	691	656
Municipal Relations	403	413	385
Sport, Culture and Heritage	163	213	151
Enabling Appropriations	80	21	136
Other Appropriations	50	40	23
Debt Servicing	1,088	1,037	1,000

Total Expenses (Schedule 9)	17,480	17,636	17,177

In - Year Adjustment/Lapse*	(95)	-	-

NET INCOME (LOSS) FOR THE YEAR	(360)	5	(149)

*Note: Adjustments/Lapse was budgeted as an unallocated increase in revenue and/or a decrease in expense sectors listed above. Actual results are reflected within the revenue and expense items above.

The 2019/20 budget has been restated on the same basis as the 2019/20 results for comparative purposes. Please refer to Schedule 10 for further details.

The accompanying notes and schedules are an integral part of these financial statements.

Summary Financial Statements	| 65

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2020

	($ millions)
	2020	2019 Restated

Opening accumulated deficit, as previously reported	(11,156)	(10,615)

Transition of post-secondary institutions (PSI) to public sector accounting standards without the 4200 series (Note 19A)	-	(88)

Correction of an accounting error to pension liabilities of post-secondary institutions (Note 19B)	-	(18)

Change in accounting policy for library books (Note 1.D(vii))	-	(61)

Opening accumulated deficit, as restated	(11,156)	(10,782)

Other comprehensive income (loss) (Schedule 3)	69	(225)

Net income (loss) for the year	5	(149)

Closing accumulated deficit	(11,082)	(11,156)

The accompanying notes and schedules are an integral part of these financial statements.

66 |	Province of Manitoba Annual Report and Public Accounts 2019–20

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2020

		($ millions)
	2020 Budget Restated	2020	2019 Restated

Net income (loss) for the year	(360)	5	(149)

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(1,273)	(1,025)	(1,006)
Amortization of tangible capital assets	731	745	723
Disposal of tangible capital assets	-	93	39

Net acquisition of tangible capital assets	(542)	(187)	(244)

Other Non-Financial Assets
Decrease (Increase) in inventories	-	(8)	3
Decrease (Increase) in prepaid expenses	-	(4)	(10)

Net acquisition of other non-financial assets	-	(12)	(7)

Other comprehensive income (loss) (Schedule 3)	-	69	(225)

(Increase) in Net Debt	(902)	(125)	(625)

Net Debt, beginning of year, as previously reported	(25,211)	(24,999)	(24,360)

Transition of PSI to PSAS without 4200 series (Note 19)	-	(96)	(110)

Net Debt, beginning of year, as restated	(25,211)	(25,095)	(24,470)

Net Debt, end of year	(26,113)	(25,220)	(25,095)

The accompanying notes and schedules are an integral part of these financial statements.

Summary Financial Statements	| 67

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2020

	($ millions)
	2020	2019 Restated

Cash and cash equivalents provided by (used in)
Operating Activities
Net income (loss) for the year	5	(149)
Changes in non-cash items:
Temporary investments	24	(21)
Amounts receivable	-	(36)
Valuation allowance	34	15
Inventories	4	11
Prepaids	(4)	(8)
Accounts payable, accrued charges, provisions and unearned revenue	23	(242)
Pension liability	183	188
Amortization of foreign currency fluctuation	4	6
Amortization of debt discount	5	(8)
Unamortized losses on derivative contracts	12	(12)
Loss on disposal of tangible capital assets	93	39
Amortization of tangible capital assets	745	723

	1,128	506
Other comprehensive income (loss) (Schedule 3)	69	(225)
Changes in equity in government business enterprises and government business partnerships	(376)	(64)

Cash provided by operating activities	821	217

Capital Activities
Acquisition of tangible capital assets	(1,025)	(1,006)

Cash used in capital activities	(1,025)	(1,006)

Investing Activities
Investments purchased	(3,691)	(4,662)
Investments sold or matured	2,054	2,299

Cash used in investing activities	(1,637)	(2,363)

Financing Activities
Debt issued	4,713	7,281
Debt redeemed	(3,325)	(3,118)

Cash provided by financing activities	1,388	4,163

Increase in cash and cash equivalents	(453)	1,011
Cash and cash equivalents, beginning of year	2,720	1,709

Cash and cash equivalents, end of year	2,267	2,720

Supplementary information:
Interest received	374	296

Interest paid	1,023	994

The accompanying notes and schedules are an integral part of these financial statements.

68 |	Province of Manitoba Annual Report and Public Accounts 2019–20

Notes to the Summary Financial Statements

For the Year Ended March 31, 2020

1.	Significant Accounting Policies

A.	GENERAL BASIS OF ACCOUNTING

The summary financial statements have been prepared in accordance with Canadian public sector accounting standards.

B.	THE GOVERNMENT REPORTING ENTITY

Various government components, government organizations (GOs), government business enterprises (GBEs) and government business partnerships (GBPs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government or under the shared control of the Government. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

The not-for-profit personal care homes are individual corporations operated by their own boards of directors. The personal care homes are included in the GRE. The nature of the relationship between the Province and not-for-profit personal care homes is such that control over their assets has been determined to exist for accounting purposes only and not for legal purposes.

C.	BASIS OF CONSOLIDATION

GOs, with the exception of GBEs and GBPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year end dates of the GOs are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

Summary Financial Statements	| 69

1. Significant Accounting Policies (continued)

The characteristics of a GBP are similar to a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the Province. GBPs are accounted for in the summary financial statements using the modified equity method. The Province accrues its share of the GBP’s net income or losses, and other net equity changes, without adjusting the GBP’s accounting policies to a basis consistent with that of the GRE. The Province’s share of the assets, liabilities and results of operations for its GBPs are presented in Note 5 to the summary financial statements.

D.	BASIS OF SPECIFIC ACCOUNTING POLICIES

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)

Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1)	Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2)	Taxes

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the Government of Canada. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3)	Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1)	Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2)	Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be reasonably estimated. A liability is recorded to the extent that a transfer gives rise to an obligation that meets the definition of a liability in accordance with the criteria in PS 3200 Liabilities.

70 |	Province of Manitoba Annual Report and Public Accounts 2019–20

1. Significant Accounting Policies (continued)

(3)	Externally restricted assets and revenues

Externally restricted inflows are recognized as revenue in the period in which expenses are incurred for the purposes specified. Externally restricted inflows received before the expenses are incurred are reported as a liability.

(iv)	Financial Assets

(1)	Accounts receivable

Accounts receivables are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2)	Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as unearned revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(3)	Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(4)	Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

Inventory for resale includes land under development. Land under development includes the value of land and all costs directly related to the land improvement. Inventories for resale also includes development, site preparation, architectural, engineering, surveying, fencing, landscaping and infrastructure for electrical, roads and underground works.

Land held for future development or sale is valued at the lower of cost or appraised value adjusted for estimated disposal purchase price and related acquisition costs.

(v)	Liabilities

Liabilities are present obligations to outside parties, including GBEs, as a result of transactions and events occurring prior to the year end. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1)	Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are translated

Summary Financial Statements	| 71

1.	Significant Accounting Policies (continued)

at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments reflect the foreign currency fluctuation at the issue date and are recorded through the unamortized foreign currency fluctuation account. They are amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the translation of foreign currency debt called prior to maturity using the rates in effect at the time of the call. The gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2) Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 6. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3) Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs. Liabilities for severance, long term disability income plan and workers compensation claims are based upon actuarial calculations.

The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience. A liability is extrapolated upon the expected future utilization of current accumulated benefits. The liability is recognized under salaries and benefits.

72 |	Province of Manitoba Annual Report and Public Accounts 2019–20

1.	Significant Accounting Policies (continued)

(4) Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5) Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met: there is evidence that contamination exceeds an environmental standard, the Government is directly responsible or accepts responsibility for the contamination, it is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made. In cases where the Government’s responsibility is not determinable, a contingent liability may be disclosed.

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis and is reduced by estimated recoveries from third parties. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates and actual remediation costs incurred. The Government measures the liability using present value techniques when cash flows are expected to occur over extended future periods.

The Province’s ongoing efforts to assess contaminated sites are expected to result in additional environmental remediation liabilities related to newly identified sites, or changes in the assessments, including mine sites. Any changes to the Province’s liabilities for contaminated sites will be accrued in the year in which they are assessed as likely and measurable.

(vi)	Non-Financial Assets

(1) Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2) Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3) Prepaid expenses

Prepaid expenses are payments for goods or services that will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

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1.	Significant Accounting Policies (continued)

(4) Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs. It also includes overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment, which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included in the cost of the asset, provided the cost exceeds $20 million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artefacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Economic resources such as Crown land, mineral rights, timber rights, fish and wildlife meet the definition of an asset, however they are not recognized in the summary financial statements because an appropriate basis of measurement and a reasonable estimate of the amount involved cannot be made; or Canadian public sector accounting standards prohibit its recognition.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:

Land	Indefinite
Buildings and leasehold improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and equipment
Vehicles	3 to 10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	11 to 15 years
Computer hardware, software licences	3 to 15 years

Infrastructure Assets:

Land	Indefinite
Land improvements	10 to 30 years
Transportation
Bridges and structures	40 to 75 years
Provincial highways, roads and airstrips	10 to 40 years
Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

74 |	Province of Manitoba Annual Report and Public Accounts 2019–20

1.	Significant Accounting Policies (continued)

(vii)	Change in Accounting Policy

Effective April 1, 2019, the Government changed its accounting policy to record library books as expenditures. Previously, they were recorded as tangible capital assets. The Government undertook a review of library books and determined that the majority of the balance either do not meet the capitalization thresholds or are considered intangibles according to PS 1000. This change in accounting policy was applied retroactively, resulting in a $61 million increase in the opening accumulated deficit.

(viii)	Future Changes in Accounting Standards

PSAB has issued new accounting standards effective April 1, 2022:

•	PS 1201 Financial Statement Presentation replaces PS 1200 with general reporting principles for disclosure of information and is effective in the period PS 2601 and PS 3450 are adopted

•	PS 2601 Foreign Currency Translation replaces PS 2600 with revised accounting and reporting principles for transactions that are denominated in a foreign currency

•	PS 3041 Portfolio Investments replaces PS 3040 with revised accounting and reporting principles for portfolio investments and is effective in the period PS 2601 and PS 3450 are adopted

•

PS 3280 Asset Retirement Obligations defines and provides guidance for accounting and reporting retirement obligations associated with tangible capital assets and includes the withdrawal of PS 3270 Solid Waste Landfill Closure and Post-Closure Liability

• PS 3450 Financial Instruments defines and provides guidance for accounting and reporting all types of financial instruments including derivatives

These new accounting standards have not been applied in preparing these consolidated financial statements. The Province is currently assessing the impact of these new standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been determined. Earlier adoption is permitted.

(ix)	Classification by Sector

The Province reports operational results under the following sectors: health, education and economic development, families, community and resource development, justice and other expenditures, and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health sector includes provincial health care programs and includes all health related entities and services.

The education and economic development sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with public schools and post-secondary institutions. It includes employment and training programs. It also includes other education services such as skills, trades and workplace-based training programs and the advancement of economic development opportunities aligned with labour market needs.

The families sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province. The sector also contains the

Summary Financial Statements	| 75

1.	Significant Accounting Policies (continued)

management and administration of housing policies and benefits for low to moderate income renters and homeowners.

The community and resource development sector includes the promotion, development and conservation of the Province’s natural resources. It also includes the operation and maintenance of transportation systems such as highway infrastructure and other Government infrastructure.

The justice and other expenditures sector includes general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans.

The general government sector is comprised of those activities that cannot be allocated to the specific sectors noted above. Inter-segment transfers between sectors are measured at the exchange amount.

E.	MEASUREMENT UNCERTAINTY

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, and accrual for federal shared cost programs. It also includes accruals for pension obligations, accruals for the remediation of contaminated sites, allowances for doubtful loans, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations, workers compensation claims and advances and provision for losses on guarantees.

While best estimates are used for reporting items, it is reasonably possible that changes in future conditions, occurring within one fiscal year could require a material change in the amounts recognized and disclosed. The amount of income tax attributable to the year can change as a result of reassessments in subsequent years. The estimates at the time are based on the best information available at the time of preparation of the financial statements. The uncertainty due to the COVID-19 pandemic and variability of the final amounts attributed to the year cannot be reasonably determined.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants.

Uncertainty related to the accrual for the remediation of contaminated sites exists because the remediation activities, methods and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans.

Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

76 |	Province of Manitoba Annual Report and Public Accounts 2019–20

2.	Temporary Investments

	($ millions)
	2020	2019
Temporary investments	561	585

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

3.	Portfolio Investments

	($ millions)
	2020	2019
Sinking funds	974	741
Other investments	824	822
	1,798	1,563

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2020, the market value of portfolio investments was $2,517 million (2019 – $2,011 million).

SINKING FUNDS

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

		($ millions)
	2020		2019
	Book	Fair	Book	Fair
	Value	Value	Value	Value
Government of Canada, direct and guaranteed	31	32	38	39
Provincial, direct and guaranteed	828	803	591	587
Municipal	111	111	110	111
Corporate	4	4	2	3
	974	950	741	740

Investment revenue earned on sinking funds during the year was $44 million (2019 – $28 million).

Summary Financial Statements	| 77

3.	Portfolio Investments (continued)

The sinking funds are allocated as follows:

	($millions)
	2020	2019
Sinking funds	977	745
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(3)	(4)
Total sinking funds held in portfolio investments	974	741

OTHER INVESTMENTS

	($millions)
	2020	2019
Guaranteed investment certificates	11	25
Bonds – Government of Canada, provincial and municipal	551	302
Bonds – Corporate	170	157
Equity investments	37	246
Investments in real estate	55	92
	824	822

As at March 31, 2020 the market value of other investments was $1,567 million (2019 – $1,272 million). Other investments earned $55 million during the year (2019 – $25 million).

4.	Equity in Government Business Enterprises

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition
Utility	An enterprise which provides public utility services for a fee. This category includes Manitoba Hydro-Electric Board.
Insurance	An enterprise which provides insurance coverage services to the public for a fee. This category includes Manitoba Public Insurance Corporation and Deposit Guarantee Corporation of Manitoba.
Finance	Enterprises which provide regulatory control, and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public. This category includes Manitoba Liquor and Lotteries Corporation.

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro-Electric Board	March 31, 2020
Manitoba Liquor and Lotteries Corporation	March 31, 2020
Deposit Guarantee Corporation of Manitoba	December 31, 2019
Manitoba Public Insurance Corporation (MPIC)	March 31, 2020

MPIC’s financial statements for the 2019/20 fiscal period includes 13 months ending March 31, 2020.

78 |	Province of Manitoba Annual Report and Public Accounts 2019–20

4.	Equity in Government Business Enterprises (continued)

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2020	2019
Restricted Equity in Government Business Enterprises:
Deposit Guarantee Corporation of Manitoba	365	327
Manitoba Hydro-Electric Board	2,394	2,261
Manitoba Public Insurance Corporation	634	430
	3,393	3,018
Unrestricted Equity in Government Business Enterprises:
Manitoba Liquor and Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	13	12
	18	17
Equity in Government Business Enterprises	3,411	3,035

5.	Equity in Government Business Partnerships

North Portage Development Corporation (NPDC) is a government partnership that is owned equally by the Government of Canada, the Province of Manitoba and the City of Winnipeg. The mission of NPDC is to act as a catalyst, encouraging activities for people in the downtown through public and private partnerships and to work to ensure financial self-sufficiency. NPDC is responsible for the continuing renewal and stewardship of two sites in Winnipeg’s downtown: the North Portage area and The Forks. NPDC is involved in certain business and core activities regarding the ownership, development and management of its two sites that include land investment properties and public amenities.

The Province’s share of the equity at March 31, 2020 is $20 million (2019 – $20 million). The Province’s share of the operating results for the year ended March 31, 2020 was $ nil (2019 – $ nil) and is included in fees and other revenues.

Summary Financial Statements	| 79

5.	Equity in Government Business Partnerships (continued)

The condensed supplementary financial information of NPDC is as follows:

	($millions)
	2020	2019

Property, plant and equipment and investment in properties and infrastructure enhancements	77	76
Short-term investments and other assets	6	7

	83	83

Deferred contributions from shareholders	10	10
Long-term mortgage	9	9
Current and other liabilities	4	5

	23	24
Net equity	60	58

	83	82
Comprehensive income
Revenues	17	16
Expenses	13	13

Operating income before amortization	4	3

Amortization	(3)	(2)

Net income for the year	1	1

6.	Pension Plans

The Government participates in various pension plans. The two primary plans in which the Government directly participates are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets that are set aside by the Government in an irrevocable trust. As of March 31, 2020, the pension liability for the Civil Service Superannuation Plan was $1,010 million (2019 – $958 million) and the pension liability for the Teachers’ Pension Plan was $1,901 million (2019 – $1,773 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of

80 |	Province of Manitoba Annual Report and Public Accounts 2019–20

6.	Pension Plans (continued)

Frontier School Division and School District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $198 million (2019 – $188 million). At December 31, 2019 the Plan had an excess of net assets available for benefits over pension obligations of $991 million (December 31, 2018 – $178 million).

As at March 31, 2020, the total pension liability being reflected in the summary financial statements was $3,097 million (2019 – $2,914 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formula of the various pension plans, which are included in this schedule.

A.	CIVIL SERVICE SUPERANNUATION PLAN

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum.

89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

As CSSF is a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2019 audited financial statements of CSSF. At December 31, 2019, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $1,434 million (2018 – $1,892 million).

This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

Summary Financial Statements	| 81

6.	Pension Plans (continued)

B.	TEACHERS’ PENSION PLAN

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions increased 0.5% per year and continued increasing until September 1, 2015. As of September 1, 2015 the TPA requires teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum. 83.2% of teacher’s contributions are used to fund basic benefits and 16.8% of teachers contributions are allocated for funding indexing benefits.

On May 16, 2018, the Lieutenant Governor in Council approved a regulation to disburse the restricted surplus held in the Pension Adjustment Account over a five-year period commencing with the Cost of Living Adjustment (COLA) granted effective July 1, 2018. The restricted surplus disbursal will increase the 2019 COLA by 0.20%, resulting in a total COLA of 1.23% effective July 1, 2019. The balance of the restricted surplus will be disbursed in equal amounts over the following four years, ending with the COLA effective July 1, 2022. It is estimated that COLA would increase by a further 0.17% on average from 2019 to 2022, for a cumulative increase of between 0.8% and 0.9% by the end of the five-year disbursal period. Actual increases will depend on the economic and demographic conditions that occur during the disbursal period. Pensions are adjusted annually by the lesser of the change in the Canada Consumer Price Index (December over December), or the amount actuarially available to fund one-half of the COLA.

As the Teachers’ Pension Plan is a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2019 audited financial statements of Teachers’ Retirement Allowances Fund (Fund). At December 31, 2019, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net surplus of $1,089 million (2018 – net obligation of $ 672 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	OTHER GOVERNMENT PLANS
(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as

82 |	Province of Manitoba Annual Report and Public Accounts 2019–20

6.	Pension Plans (continued)

a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLAs elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7.0% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 8.0% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plan’s liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 6A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency who transferred to the Department of Families.

The lifetime pension calculation equals 1.4% of the member’s highest average pensionable earnings up to the CPP maximum and 2.0% of any excess earnings multiplied by pensionable service. The lifetime pension is subject to an overall maximum of the member’s number of years

Summary Financial Statements	| 83

6.	Pension Plans (continued)

of contributory service, multiplied by the lesser of $1,722 or such greater amount permitted under the Income Tax Act, and 2% of the member’s highest average indexed compensation in any 3 overlapping periods of 12 consecutive months. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

D.	OTHER PENSION PLANS

(a)	Post-Secondary

(i)  University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1993) and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Plan members contribute at a rate of 9.0% of salary less an adjustment for the Canada Pension Plan during the year.

The December 2017 funding valuation indicated that the University of Manitoba Pension Plan (1993) was in a funding deficiency position. The University is funding the deficiency over fifteen years until the going concern deficit is eliminated. An annual additional payment for fiscal 2020 of $12 million was made (2019 – $0).

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plan’s money purchase limit. The benefit is reduced by 1⁄4% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age at retirement, and the annuity factor determined by the plan actuary.

In 2009, the Manitoba Pension Commission advised the University of Manitoba it was required to begin to make additional payments with respect to current service costs in excess of matching contributions of active members and the University. The additional current service cost payments for fiscal 2020 were $3 million (2019 – $2 million).

The unamortized net actuarial gains (losses) were determined on the basis of the 2017 actuarial valuation and the 2019 extrapolation for accounting purposes are being amortized over a period of nine years (expected average remaining service life) starting in the year following the year of respective annual actuarial gains or losses arise.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore, there is no requirement for an actuarial valuation of this plan.

(ii)  University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of

84 |	Province of Manitoba Annual Report and Public Accounts 2019–20

6.	Pension Plans (continued)

the Plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. Members who join after this date join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension benefits equal 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service. At December 2018, the Plan had a going-concern deficiency of $23 million, which the University is addressing by making annual deficiency payments of $3 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)  Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Employees are required to contribute 8.0% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service for members retired on or before April 1, 2009, and $1,975.00 for those retiring after that date.

The Plan will continue to be subject to the going-concern funding provisions of the Manitoba Pension Benefits Act and Regulations. The University will be required to fund the matching contributions, as well as the actuarial cost of the defined benefits in excess of the matching costs. The next going-concern valuation will be performed as at December 31, 2020.

(b)	Public School Divisions

(i)  The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

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6.	Pension Plans (continued)

The pension benefits calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014. The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions. As a result, employer contributions equal approximately 112.4% of employee contributions.

(ii)  Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2% of CPP earnings and 9.8% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii)  Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees. The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)  School District of Mystery Lake Pension Plan

School District of Mystery Lake Pension Plan is a defined benefit plan. The School District shall contribute in accordance with the terms of the collective agreement such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the Plan. In the event the School District’s contributions are not sufficient, the legislation permits the Board of Trustees to amend the plan to reduce future accrued pension benefits in order to meet the required legislated funding requirements.

Effective July 1, 2013 employees contribute 5.0% of gross earnings. Prior to July 1, 2013 employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $42 per month per year of service. For clerical workers, the pension benefit is $36.50 per month per year of service.

86 |	Province of Manitoba Annual Report and Public Accounts 2019–20

6.	Pension Plans (continued)

E.	GOVERNMENT BUSINESS ENTERPRISES

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation (MPIC) are members of the CSSF. Effective April 1, 2014 Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

7.	Contingencies

A.	CONTINGENT LIABILITIES

i)	Legal Actions

The Government is named in various legal actions. No provision has been made at March 31, 2020 in the accounts where the final results are uncertain, or where the results are likely but the amount of the liability cannot be reasonably estimated.

ii)	Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2019 audited consolidated financial statements indicate that CBS has two wholly-owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE). Together, these captive insurance companies provide Canadian Blood Services with comprehensive blood risk insurance covering losses up to $1 billion. The primary policy held by CBSI has provided coverage up to $250 million, with the secondary policy held by CBSE providing coverage up to $750 million. Effective April 1, 2019, the primary policy coverage was increased to $300 million, with a corresponding reduction in the secondary policy to $700 million.

CBS and CBSE have entered into an agreement whereby the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $700 million in excess of the $300 million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro rata share of the required capital of $700 million. The members have each issued an indemnity to CBSE on their pro rata share of the $700 million, calculated on the basis of their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $33 million. The Government is not aware of any proceedings that could lead to a claim against it under the indemnity given to CBSE.

iii)	Treaty Land Entitlement Obligations

The Government of Manitoba’s obligations under the treaty land entitlement agreements require Manitoba to transfer administration and control of up to 1,144,331 acres of Crown Land (Selections) and up to 282,123 acres of Manitoba interests in Other Land (Acquisitions) to Canada so as to enable Canada to fulfil its obligations under the treaties between Canada and the First Nations of Manitoba. As of March 31, 2020, Manitoba Entitlement First Nations have collectively Selected and Acquired approximately 1,040,156 acres of Crown Land and Other Land. As of March 31, 2020, Manitoba has transferred administration and control of 675,560 acres of Crown Land and 18,659 acres of Manitoba interests in Other Land to Canada for reserve creation. The Crown Land and Manitoba interests in Other Land have been transferred in accordance with paragraph 11 of

Summary Financial Statements	| 87

7.	Contingencies (continued)

the Natural Resources Transfer Agreement (Schedule to Constitution Act, 1930). The transfers include mines and minerals and other interests impliedly reserved under The Crown Lands Act, as well as all other interests of Manitoba in the lands.

iv)	Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro has a mitigation program in place to address past, present, and ongoing adverse impacts arising from all past hydroelectric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. In recognition of future mitigation payments, Manitoba Hydro has recorded a liability of $169 million (2019 – $187 million). Manitoba Hydro has also recognized a provision of $27 million (2019 – $43 million) for certain mitigation related obligations arising from ongoing adverse effects of past hydroelectric development. There are other mitigation issues, the outcomes of which are not determinable at this time.

Manitoba Hydro has contracted with an independent third-party pipeline company to increase transportation capacity, which includes a commitment to pay its share of the pre-license development costs associated with the contract, in the event that the federal license is not granted for the project. No obligating events have occurred and so provisions have not been booked.

Concerning the impact of the global COVID-19 pandemic beginning in mid-March and the related blockades in May 2020 on the Keeyask Project, contractor claims have been received from three key contractors on the project. The claims are for both cost and schedule impacts related to the pandemic, the blockades, as well as the travel restrictions and testing protocols that were implemented by Manitoba Hydro in order to protect the health and safety of the Keeyask Project workforce and the surrounding communities. The quantification of the impact is uncertain as the evaluation and eventual resolution will be achieved in the coming months.

B.	LOAN GUARANTEES

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)
	Limit	2020	2019

Canadian Museum for Human Rights	25	4	4
Manitoba Agricultural Services Corporation (Note 7B.i)	–	68	71
Manitoba Housing and Renewal Corporation (Note 7B.ii)	20	11	11
Manitoba Student Aid Program	20	–	–
Triple B Stadium Inc. (Note 7B.iii)	–	–	26
University of Winnipeg. (Note 7B.iv)	54	29	–
Other	18	4	7

Total guarantees outstanding		116	119

A provision for future losses on guarantees for $11 million (2019 – $17 million) has been recorded in the accounts.

88 |	Province of Manitoba Annual Report and Public Accounts 2019–20

7.	Contingencies (continued)

Note 7B.i)	Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed up to 25% of the maximum amount advanced under this program.

Operating Credit Guarantees for Rural Small Business	Each participating lending institution is guaranteed the lesser of 25% of the maximum amount advanced or 75% of the lender’s actual eligible loss.

Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $8 million per association.

Enhanced Diversification Loan Guarantees	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million.

Note 7B.ii)	Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20 million. At March 31, 2020 outstanding guarantees under this authority totalled $11 million (2019 – $11 million).

Note 7B.iii)	Triple B Stadium Inc.

Triple B Stadium Inc. (Triple B) is a for-profit corporation established to develop, own and operate a stadium as a venue for professional and university football and community athletics. The members of Triple B are the City of Winnipeg, the University of Manitoba and the Winnipeg Football Club.

The Government previously guaranteed up to $35 million of the indebtedness of Triple B to a third party lender. The guarantee agreement was terminated effective July 2019.

Note 7B.iv)	University of Winnipeg

University of Winnipeg’s controlled entity UWCRC guarantees specific debts of UWCRC 2.0, a related but uncontrolled corporation.

UWCRC provided guarantees for the following loans:

($ millions)

CMHC Rental Construction Financing Initiative loan for construction of the Muse Flats (209 Colony)	21
CMHC National Co-Investment Fund loan for construction of the West Broadway Commons (167 Colony)	8

C.	GOVERNMENT BUSINESS ENTERPRISE GUARANTEES

As at March 31, 2020, Manitoba Hydro has outstanding Manitoba Hydro-Electric Board Bonds amounting to $121 million (2019 – $121 million). These bonds carry fixed coupon rates that range from 3.72% to 9.10%. The Government guarantees $60 million (2019 – $60 million) of these outstanding bonds.

Summary Financial Statements	| 89

7.	Contingencies (continued)

Manitoba Hydro provides guarantees to counterparties for natural gas purchases. At March 31, 2020, there is an outstanding guarantee totalling $30 million (2019 – $30 million) which matures November 1, 2020. Letters of credit for $72 million (2019 – $72 million) have been issued for construction and energy related transactions with maturities until 2049.

The Deposit Guarantee Corporation of Manitoba (Corporation) has guaranteed $31.3 billion in credit union deposits at the end of December 31, 2019 (December 31, 2018 – $29 billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

8.	Contractual Obligations

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2021	2022	2023	2024	2025	2026	Total
						and
					thereafter

Government Organizations and components
Service contracts	207	98	69	57	50	197	678
Rental of capital assets	39	34	31	27	25	163	319
Acquisition or construction of capital assets	302	130	137	141	143	910	1,763
Other contracts	143	60	39	32	23	109	406
Government Business Enterprises	44	29	18	10	7	16	124

Total	735	351	294	267	248	1,395	3,290

Other significant obligations not included in the table are:

GOVERNMENT ORGANIZATIONS

Government organizations have entered into contractual arrangements related to construction projects totalling $474 million (2019 – $597 million), and details relating to the settlement year cannot be reasonably estimated.

GOVERNMENT BUSINESS ENTERPRISE CONTRACTUAL OBLIGATIONS

Manitoba Hydro has energy purchase commitments of $2,534 million (2019 – $2,742 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts) and electricity. Commitments are primarily for transmission right access that expire in 2039, wind and solar purchases that expire in 2038, and natural gas purchases which expire in 2037. In addition, other outstanding commitments principally for construction are approximately $1,737 million (2019 – $1,946 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $15 million (2019 – $7 million) related to the casino and liquor operations construction projects.

9.	Debt Servicing

Debt servicing costs of $1.037 billion (2019 – $1 billion) are net of interest recoveries from GBEs of $838 million (2019 – $800 million), interest on provincial debt held as investments of $12 million (2019 – $17 million) and includes $5 million (2019 – $19 million) representing interest expense of government

90 |	Province of Manitoba Annual Report and Public Accounts 2019–20

9.	Debt Servicing (continued)

organizations. GBEs debt servicing costs of $852 million (2019 – $789 million) are reported in Schedule 3.

10. Amounts Held In Trust

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2020 amounts held in trust were as follows:

			($ millions)

	Valuation	2020	2019
	Method		Restated

Various Universities and Colleges	cost	541	511
The Public Guardian and Trustee of Manitoba	various	277	269
Production Insurance Trust	cost	472	437
The Public Service Group Insurance Fund	market	235	245
Manitoba Development Corporation	cost	54	71
Hail Insurance Trust	cost	61	64
Other Fiduciary Trust	various	58	57
Custodial trust held by Departments	various	19	18
Suitor’s Money Act	cost	15	14

		1,732	1,686

Universities and Colleges hold endowment and trust funds in the form of cash, cash equivalents, bonds, equities, real estate and other securities.

The Public Guardian and Trustee of Manitoba administers the estates and trusts of mentally disabled persons, deceased persons, and infants. The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages and other securities.

Manitoba Agricultural Services Corporation (MASC) is the trustee for the Production Insurance Trust and the Hail Insurance Trust. These trusts were created for the benefit of program participants. The trusts will be used to pay program indemnities to participating producers. Funding for the trusts will be provided based on insurance premiums collected by MASC.

The Public Service Group Insurance Fund is administered by the Civil Service Superannuation Board. It includes three plans to provide life insurance, accidental death and disablement insurance, and dependents insurance for eligible employees and retired employees (and their eligible dependents) of the Government of Manitoba and most of its Agencies and Boards. These funds are in the form of cash, cash equivalents and equities.

Manitoba Development Corporation administers funds from the Business Investor Stream of the Provincial Nominee Program. These funds are invested in the form of cash, cash equivalents, bonds and investments.

Other Fiduciary Trust funds are interest bearing deposits which are pooled with the Government’s investments in order to earn a market rate of interest. Government departments also hold custodial trust funds in the form of bonds and other securities.

Summary Financial Statements	| 91

11. Risk Management and the Use of Derivative Financial Instruments

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. Varieties of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

FOREIGN EXCHANGE RISK

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $ nil (2019 – $4 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The policy has effectively hedged the foreign currency debt principal and interest payments in relation to general purpose debt.

Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

INTEREST RATE RISK

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro, the structure of the debt as at March 31, 2020 was 91% at fixed rates and 9% at floating rates (2019 – 89% at fixed rates and 11% at floating rates). A one percent (100 basis points) movement in interest rates on the 9% floating rate debt for an entire year would increase/decrease debt servicing costs, net of recoveries, by $26 million (2019 – $31 million).

CREDIT RISK

Credit risk is the risk that a counterparty will default on its contractual obligations. The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters

92 |	Province of Manitoba Annual Report and Public Accounts 2019–20

11.	Risk Management and the Use of Derivative Financial Instruments (continued)

into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2020 the Government has a gross credit risk exposure related to derivatives of $20 million (2019 – $38 million).

LIQUIDITY RISK

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

DERIVATIVE PORTFOLIO

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

	($ millions)

	2020		2019

	Notional	Fair	Notional	Fair
	Value	Value	Value	Value

Interest rate and cross currency swaps	50,952	(1,289)	49,318	(718)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and is generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

12. Significant Transactions with Government Business Enterprises

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	ACCOUNTS RECEIVABLE AND LOANS AND ADVANCES

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	INVESTMENTS

MPIC holds $611 million (2019 – $656 million) of Provincial bonds and debentures with maturities dates ranging from 2020 to 2052 and interest rates ranging from 3.00% to 7.50%.

Summary Financial Statements	| 93

12.	Significant Transactions with Government Business Enterprises (continued)

C.	WATER POWER RENTALS

Water power rental fees charged to Manitoba Hydro, for $115 million (2019 – $103 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

D.	FEES ON GOVERNMENT GUARANTEES

Manitoba Hydro remitted $207 million (2019 – $186 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	DRIVER LICENSING OPERATIONS

The Government, by agreement, paid $30 million (2019 – $30 million) to MPIC for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $26 million (2019 – $25 million) and motor vehicle registration fees totalling $192 million (2019 – $190 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	OTHER REVENUE

Manitoba Liquor and Lotteries Corporation provided $5 million in funding to the Addictions Foundation of Manitoba for the year ended March 31, 2020 (2019 – $5 million) for addictions and problem gambling services programs. In addition, the Corporation provided $5 million (2019 – $5 million) in funding to the Liquor, Gaming and Cannabis Authority of Manitoba and the Ministry of Crown Services through the payment of annual licence fees and levies.

Manitoba Hydro paid the Government $112 million (2019 – $103 million) for corporation capital tax. MPIC paid the Government $44 million (2019 – $39 million) for insurance premium tax. GBEs paid the Government a combined total of $18 million (2019 – $18 million) for Health and Education Tax.

MPIC paid the Manitoba Health Services Insurance Fund $30 million (2019 – $31 million) to cover non-insured medical expenses.

These amounts are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

13. Employee Future Benefits

	($ millions)
	2020	2019

Severance	463	461
Long term disability income plan	40	39
Workers compensation claims	49	43

	552	543

The severance liability is valued using discount rates that range from 2.6% to 6.0% and salary increase rates that range from 0% to 3.75%. Unamortized actuarial gains and losses are amortized over EARSL. Periods range from 6 to 15 years. As of March 31, 2020, net unamortized losses were $26 million.

94 |	Province of Manitoba Annual Report and Public Accounts 2019–20

13.	Employee Future Benefits (continued)

The long term disability income plan is valued using a discount rate of 3.60%. Actuarial gains and losses are recognized as income as they occur. Workers compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2019 valuation was prepared using a discount rate of 5.75% and a salary increase rate of 3.25%. Actuarial gains and losses are recognized as income as they occur.

14.	Expenses in Excess of Legislative Authority

The budget estimates presented on the Consolidated Statement of Revenue and Expense, excludes $148 million in special warrants and $35 million in supplementary estimates related to the departments. The original budget estimate amounts plus the $148 million in special warrants and $35 million in supplementary estimates becomes the revised estimates, against which expenses in excess of legislative authority are determined. Based upon the revised estimates, the following departments were over-expended at March 31, 2020:

Part A – Operating Expense:

($ millions)
Conservation and Climate	6
Indigenous and Northern Relations	25
Infrastructure	60
Sport, Culture and Heritage	49

15.	Liability for Contaminated Sites

The Province reports environmental liabilities related to the management and remediation of contaminated sites where the Province is obligated or likely obligated to incur such costs. A contaminated sites liability of $265 million (2019 – $271 million) has been recorded based on environmental assessments or estimations for those sites where an assessment has not been conducted.

As of March 31, 2020 the Province has identified 408 sites which require or likely require remediation from contamination.

The Province is responsible for the risk management and potential remediation of certain orphaned and abandoned mine sites that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site. The liability also includes sites associated with highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas.

The nature of contamination includes petroleum hydrocarbons, polyaromatic hydrocarbons, BTEX, toxic heavy metals, polychlorinated biphenyl and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination.

Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s weighted average cost of capital. Remediation at two sites requires the operation of water treatment plants for the next 40 years. Expenditures of $47 million for the future operation of the water treatment plants have been discounted at 3.6% over the next 40 years. The assumed rate of inflation is 2.0%.

Summary Financial Statements	| 95

15.	Liability for Contaminated Sites (continued)

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs, not already recognized as asset retirement obligations, cannot be made at this time. No provision has been included for these items as of March 31, 2020.

16.	Related Party Disclosures

A related party exists when one party has the ability to exercise control or shared control over the other. Related parties include key management personnel, their close family members and the entities they control or have shared control. For the summary financial statements, related party transactions do not include transactions and balances eliminated on consolidation and those with entities accounted for under the modified equity method. Related parties do not include restructuring transactions, disclosure of key management personnel compensation arrangements, expense allowances, and other similar payments routinely paid in exchange for services rendered.

Related party transactions are disclosed if they occurred at a value different from that which would have been arrived if the parties were unrelated and the transaction has a material effect on the summary financial statements.

For the year ended March 31, 2020, there were no material related party transactions or balances to disclose.

17.	Transfers to The Winnipeg Foundation

During the fiscal year, the Province transferred and deposited $119 million (2019 – $171 million) in various trust accounts either directly or on behalf of certain Manitoba community foundations to The Winnipeg Foundation (TWF). TWF is a registered charity and is classified as a public foundation for the purposes of the Income Tax Act (Canada).

The funds transferred to the trust are irrevocable. The trust funds are administered and invested by TWF for the purpose of generating revenue for purposes specified in the trust agreements. The trusts are not controlled by the Province and therefore are not consolidated as part of the GRE. The total transfers have been expensed in the following ministries and the balances as at March 31, 2020 are as follows:

$ (millions)
Agriculture and Resource Development – Fish and Wildlife Enhancement Fund	20
Agriculture and Resource Development – GROW	52
Agriculture and Resource Development – Wetlands GROW	50
Agriculture and Resource Development – Highway One West Shelterbelt Renewal	2
Agriculture and Resource Development – Conservation Trust Fund	102
Agriculture and Resource Development – Manitoba Habitat Heritage Corporation Fund Foundation	15
Agriculture and Resource Development – Harry J. Enns Oak Hammock Marsh Fund	6
Agriculture and Resource Development – Oak Hammock Marsh Capital Renewal	2
Agriculture and Resource Development – Fort Whyte Endowment Fund	4
Families – Child Care Sustainability Fund	2
Municipal Relations – Trails Manitoba Endowment Fund	8
Municipal Relations – Endow Manitoba Fund	10
Sport, Culture and Heritage – Signature Museum Sustainability Funds	10
Sport, Culture and Heritage – Manitoba Heritage Trust Program	5
Sport, Culture and Heritage – Military Memorials Conservation Fund	2
290

96 |	Province of Manitoba Annual Report and Public Accounts 2019–20

18.	Contractual Rights

The Government is involved in various contracts and agreements arising in the ordinary course of business. This results in contractual rights to economic resources, leading to both assets and revenue in the future. The total amounts outstanding from these agreements at March 31, 2020 are as follows:

($ millions)	2021	2022	2023	2024	2025	2026	Total
						and
					thereafter
Federal transfers – Capital	83	50	30	11	2	3	179
Federal transfers – Operating	68	76	14	–	–	–	158
Lease and rental agreements	132	130	129	127	127	159	804
Other – Capital	7	1	–	–	–	–	8
Other	21	14	14	15	15	342	421
Total	311	271	187	153	144	504	1,570

Under section 22(4) of The Manitoba Liquor and Lotteries Corporation Act, the Province is entitled to receive the net revenue from the Manitoba Liquor And Lotteries Corporation. The future amounts to be received are unknown; therefore, they have not been included in the table above. These contractual rights could be significant.

The contractual rights for water power rentals included in Lease and rental agreements has been estimated using the current year’s revenue for the next 6 years. This contract has no expiration date and amounts beyond 2026 may be significant. Contractual rights amounts relating to Provincial Park land leases with cottagers included in Lease and rental agreements have been calculated based on the current year revenue for the next 6 years. These lease agreements have various expiration dates, however, the amounts beyond 2026 are not included and these future amounts could be significant.

The Province is also entitled to receive investment revenue from various investments held in irrevocable trusts by The Winnipeg Foundation. The amount of revenue to be received is unknown and dependent on the rate of return earned on the investments.

Manitoba Hydro has dependable export sales contracts to U.S. and Canada totalling approximately $9.5 billion expiring in 2052. Dependable sales are export contracts sourced from Manitoba Hydro’s hydraulic energy available during lowest water conditions.

19.	Adjustments to Accumulated Deficit

A.	TRANSITION OF POST-SECONDARY INSTITUTIONS TO PSAS WITHOUT THE 4200 SERIES

The post-secondary institutions under the control of the Province were directed by the government to divert their accounting framework from Canadian public sector accounting standards (PSAS) with the 4200 series to PSAS without the 4200 series. This should have had no effect on the summary financial statements. However, due to a lack of information about the post-secondary institutions, the restatement of the March 31, 2019 financial statement were improperly restated from PSAS with the 4200 series to PSAS without the 4200 series. The opening accumulated deficit at April 1, 2018 had to be increased by $74 million. The increase in the opening deficit resulted in an increase in financial assets by $164 million offset by an increase of $242 million in financial liabilities, and a decrease in non-financial assets of $4 million. The deficit for the year ended March 31, 2019 was decreased by $14 million.

Summary Financial Statements	| 97

19.	Adjustments to Accumulated Deficit (continued)

B.	CORRECTION OF AN ERROR TO PENSION LIABILITIES AT THE POST-SECONDARY INSTITUTIONS

Effective April 1, 2012 the post-secondary institutions with defined benefit pension plans adopted public sector standards for the first time. Public sector standards allowed the post-secondary institutions to restate their actuarial gains and losses recognized under Part 5 to their opening equity, effective April 1, 2012. The Province noted that the defined benefit pension obligations were not properly restated for the summary financial statements. The Province properly restated the defined benefit pension obligations of the post-secondary institutions. At March 31, 2019 financial liabilities decreased by $18 million while the accumulated deficit increased by $18 million. As the pension obligation and pension expense are substantiated on a global basis, there were no changes to the balances reported in Schedule 6.

20.	Subsequent Events

On June 11, 2020, the Court of Queen’s Bench ruled that the substantive provisions of The Public Services Sustainability Act, S.M. 2017, c. 24, have no force and effect, despite the fact the legislation had not been proclaimed. Those provisions provide for a sustainability period during which compensation for affected employees is not to be increased except by the percentages permitted in the legislation. The government has appealed that decision. Given that this matter is still before the courts and that Manitoba may still provide bargaining mandates regardless of the effect of such legislation, no accrual for retroactive wages beyond what is provided for in the legislation is included in these financial statements, except for arbitration awards made prior to June 11, 2020.

21.	Impact of COVID-19 Pandemic

The COVID-19 pandemic is complex and rapidly evolving. It has caused material disruption to businesses and has resulted in an economic slowdown. The Government continues to assess and monitor the impact of COVID-19 on its financial condition, including the likelihood of decreased revenues and increased expenses as a direct result of this crisis. The magnitude and duration of COVID-19 is uncertain. Therefore it is difficult to measure the potential future impact on the Government’s financial position and operations.

22.	Restated Budget

The restated budget on the Statement of Revenue and Expense are taken from Budget 2019 as presented to the Legislative Assembly on March 7, 2019 and restated for comparability to the current year results.

23.	Comparative Figures

On October 23, 2019, the Government announced organizational changes that resulted in certain functions being transferred between departments. As a result, certain 2019 financial statement balances have also been reclassified to be presented on the same basis as the 2020 results.

98 |	Province of Manitoba Annual Report and Public Accounts 2019–20

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2020

	($ millions)
	2020	2019
		Restated
TAXATION:
Income taxes	254	237
Retail sales tax	231	267
Other taxes	135	143

	620	647

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Government of Canada shared cost programs/agreements	646	675
Other	468	440

	1,114	1,115

OTHER:
Health and social services	175	173
Government business enterprises	18	21
Sundry departmental revenue	112	100
Other	167	150

	472	444

	2,206	2,206
Less: Allowances	349	339

Total Amounts Receivable	1,857	1,867

Summary Financial Statements	| 99

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2020

	($ millions)
	2020	2019
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	23,078	21,501
Manitoba Liquor and Lotteries Corporation	381	400

	23,459	21,901
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	23,078	21,501

	381	400

OTHER:
Loans and mortgages - Note a	1,099	1,040
Stadium loan - Note b	137	137
Manitoba student loans - Note c	182	150
Family services agencies - Note d	27	29
Other	32	3

	1,477	1,359

TOTAL LOANS AND ADVANCES	1,858	1,759
Less: Valuation allowance	254	230

NET LOANS AND ADVANCES	1,604	1,529

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2120, bearing interest at either:

i) Fixed with rates ranging from 1.55% to 10.50%; or

ii) Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.08% and the highest set at 1.74% as at March 31, 2020.

Note a

i) Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2046, bearing interest at rates ranging from 2.75% to 9.00%.	943	867

ii) Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest at rates ranging from 0% to 13.50%.	80	88

iii) Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest at rates ranging from 0% to 5.88%.	52	58

iv) Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2031, bearing interest at rates ranging from 4.50% to 8.08%.	24	27

	1,099	1,040

Note b Stadium loan to Triple B Stadium Inc., bearing interest at 4.65%; and issued in two phases, with Phase 1 due in varying annual amounts to 2038 and Phase 2 due in annual payments of principal and interest to 2058.

Note c Student loans, interest-free and not repayable until 6 months past the completion of studies, due 114 to 174 months after that time.

Note d Advances to provide family services agencies with prepayment of fee for service charges to be repaid when no longer required, bearing no interest.

100 |	Province of Manitoba Annual Report and Public Accounts 2019–20

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2020

	($ millions)			TOTAL	TOTAL

CHANGES IN EQUITY	UTILITY	INSURANCE	FINANCE	2020	2019
Results from Operations:
Revenues from operations	2,672	1,675	1,525	5,872	5,728
Expenses: From operations	1,735	1,467	905	4,107	4,020
Debt servicing	838	-	14	852	789
Total expenses	2,573	1,467	919	4,959	4,809
Net income	99	208	606	913	919
Other comprehensive income (loss)	34	35	-	69	(225)
Total comprehensive income	133	243	606	982	694
Transfers to the Government	-	-	(606)	(606)	(616)
Net increase in equity in government business enterprises	133	243	-	376	78
FINANCIAL POSITION
Assets:
Cash and temporary investments	926	239	69	1,234	1,141
Amounts receivable	446	492	37	975	993
Portfolio investments: Due from Government and government organizations	-	629	-	629	675
Due from others	-	2,847	-	2,847	2,533
Capital assets	25,190	115	357	25,662	24,127
Other assets	2,744	106	143	2,993	2,637
Total assets	29,306	4,428	606	34,340	32,106
Liabilities:
Accounts payable, accrued liabilities and deferred revenue	2,578	863	153	3,594	3,625
Long-term debt: Owing to Government	23,078	-	381	23,459	21,901
Other borrowings, discounts and deferred transaction costs	209	7	67	283	55
Net pension obligations	745	396	-	1,141	1,151
Future cost of existing claims	-	2,150	-	2,150	2,085
Total liabilities	26,610	3,416	601	30,627	28,817
Equity:
Non-controlling interests	302	-	-	302	254
Equity in government business enterprises	2,394	1,012	5	3,411	3,035
Total equity	2,696	1,012	5	3,713	3,289
Total liabilities and equity	29,306	4,428	606	34,340	32,106
EQUITY COMPRISED OF:
Retained earnings	3,141	1,051	5	4,197	3,902
Accumulated other comprehensive income (loss)	(747)	(39)	-	(786)	(867)
Equity in government business enterprises	2,394	1,012	5	3,411	3,035

Note:   For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end. The financial statements of the Manitoba Public Insurance Corporation for the 2019/20 fiscal period includes 13 months ending March 31, 2020.

Summary Financial Statements	| 101

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF BORROWINGS

As at March 31, 2020

		($ millions)

			Canada Pension	Loans and	Promissory Notes and
Fiscal Year of Maturity	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
	Cdn	US	Cdn	Cdn	Cdn	2020	2019
2020	-	-	-	-	-	-	5,221
2021	3,397	355	-	2	2,080	5,834	3,728
2022	2,480	426	-	1	-	2,907	2,881
2023	2,528	213	-	-	-	2,741	2,726
2024	2,388	496	-	-	-	2,884	2,348
2025	3,473	-	-	-	-	3,473	2,140

2020-2025	14,266	1,490	-	3	2,080	17,839	19,044

2026-2030	11,614	-	-	-	-	11,614	9,585
2031-2040	5,819	-	184	-	-	6,003	5,194
2041-2070	15,984	-	294	-	-	16,278	16,450

2026-2070	33,417	-	478	-	-	33,895	31,229

2021-2057 Government Organizations	498	-	-	268	-	766	815

Total borrowings	48,181	1,490	478	271	2,080	52,500	51,088

Reduced by:
Debt incurred for and repayable by the Manitoba
Hydro-Electric Board						(23,078)	(21,501)
Unamortized debt issue costs						(277)	(282)
Unamortized foreign currency fluctuation						-	(4)
Unamortized gains and losses on derivative contracts						268	255
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(141)	(390)

						29,272	29,166

	March 31/20	March 31/19
	Cdn $ Valuation	Cdn $ Valuation
	(See Notes)	(See Notes)

Borrowings payable in:
Canadian dollars	37,996	37,292
Foreign issues hedged to Canadian dollars	13,014	12,319
U.S. dollars	426	401
Issues hedged to U.S. dollars	1,064	1,076

Total borrowings	52,500	51,088

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:

The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note c:	Interest rates on these borrowings fall into one of two categories:

i) Fixed with rates ranging from 1.10% to 10.68%.

ii) Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.07% and the highest set at 2.89% as at March 31, 2020.

102 |	Province of Manitoba Annual Report and Public Accounts 2019–20

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE, ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2020

	($ millions)
	2020	2019
		Restated

ACCOUNTS PAYABLE	1,507	1,440

ACCRUED CHARGES:
Interest	200	208
Disaster financial assistance	62	91
Liability for contaminated sites (Note 15)	265	271
Salaries and benefits	975	904
Employee future benefits (Note 13)	552	543
Other	177	191

	2,231	2,208

PROVISION FOR FUTURE LOSSES (Note 7)	11	17

UNEARNED REVENUE	650	711

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	4,399	4,376

Summary Financial Statements	| 103

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2020

	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans	Public School Division Plans	Other Plans	($ millions)

						Total 2020	Total 2019
			(Note A)	(Note A)	(Note A)
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	3,252	4,271	1,543	567	147	9,780	9,421
Current service costs	81	109	67	22	5	284	287
Interest cost on benefit obligation	184	254	84	32	8	562	546
Change in actuarial (gains) losses and reserves	(21)	-	76	2	(1)	56	84
Plan amendment	-	-	-	-	-	-	-
Benefits paid	(201)	(222)	(126)	(29)	(9)	(587)	(558)

Obligation at end of year	3,295	4,412	1,644	594	150	10,095	9,780

PLAN ASSETS
Plan assets at beginning of year	2,221	2,516	1,484	581	61	6,861	6,917
Employer contributions	93	119	49	14	6	281	275
Employee contributions	-	-	31	12	-	43	42
Transfer of plan assets	-	-	2	-	-	2	1
Plan asset contributions	-	-	-	-	-	-	-
Benefits paid	(201)	(222)	(126)	(29)	(9)	(587)	(558)
Expected return on plan assets	127	145	80	32	3	387	381
Experience gains (losses)	80	(145)	124	(16)	(5)	38	(195)

Market value of plan assets	2,320	2,413	1,644	594	56	7,025	6,863
Deferred investment losses (gains)	(29)	73	(92)	8	2	(38)	(19)

Market related value of plan assets	2,291	2,486	1,552	602	58	6,987	6,844

PENSION LIABILITY
Plan deficit (surplus)	1,004	1,926	93	(7)	92	3,108	2,935
Unamortized actuarial gains (losses)	6	(25)	9	(14)	(8)	(32)	(47)
Surplus adjustments (Note B)	-	-	-	16	5	21	26

Pension liability	1,010	1,901	102	(5)	89	3,097	2,914

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	81	109	67	22	5	284	287
Interest cost on benefit obligation	184	254	84	32	7	561	546
Return on plan assets	(127)	(145)	(80)	(32)	(3)	(387)	(380)
Employee contributions	-	-	(32)	(12)	-	(44)	(43)
Amortization of actuarial (gains) losses	7	29	12	4	(6)	46	47
Plan amendment	-	-	-	-	-	-	-
Change in surplus adjustments	-	-	-	(1)	(5)	(6)	5

Defined benefit pension plan expense	145	247	51	13	(2)	454	462

Defined contribution pension plan expense	-	-	6	24	198	228	215

104 |	Province of Manitoba Annual Report and Public Accounts 2019–20

SCHEDULE 6 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2020

	Civil Service Superannuation Plan		Teachers’ Pension Plan		Post- Secondary Education Plans		Public School Division Plans		Other Plans		Total 2020	Total 2019
MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	20,800		23,300		5,500		5,100		200		54,900	56,100
Number of pensioners	16,700		15,700		2,400		2,200		300		37,300	36,000

Total number of plan members	37,500		39,000		7,900		7,300		500		92,200	92,100

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	5.75%		6.00%		5.50% - 5.65%		4.75% - 5.75%		3.60% - 5.50%
Expected long-term rate of return	5.75%		6.00%		5.30% - 5.65%		4.75% - 5.75%		3.60% - 5.50%
Inflation	2.00%		2.00%		2.00% - 2.50%		0.00% - 2.50%		2.00% - 2.00%
Real rate of return	3.75%		4.00%		3.00% - 3.65%		2.75% - 5.50%		1.60% - 3.50%
Rate of salary increase	3.75%		2.50%		0.75% - 3.00%		3.00% - 4.50%		0.00% - 3.75%
Latest valuation	(Note C	)	(Note C	)	(Note C	)	(Note C	)	(Note C	)

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:

For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL
- Civil Service Superannuation Plan	Dec-18	13.2
- Teachers’ Retirement Allowance Plan	Jan-18	12.0
- University of Manitoba Pension Plans	Dec-17	9.0
- University of Winnipeg Pension Plan	Dec-18	6.3
- Brandon University Retirement Plan	Dec-19	9.0
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-19	11.4
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-18	14.0
- Retirement Plan for Employees of Frontier School Division	Dec-18	13.1
- School District of Mystery Lake	Jun-18	16.7
- Members of Legislative Assembly Pension Plan	Mar-19	0.0
- Legislative Assembly Pension Plan	Dec-18	8.0
- Judges’ Supplemental Pension Plan	Mar-19	8.0
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec-18	0.0

Summary Financial Statements	| 105

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2020

	General Capital Assets					Infrastructure				Totals
		Buildings		Computer				Dams and	Assets

		and	Vehicles	Hardware	Assets	Land and		Water	Under

		Leasehold	and	and	Under	Land		Management	Construction

	Land	Improvements	Equipment	Software	Construction	Improvements	Transportation	Structures	Note b	2020	2019

											Restated
Cost

Opening cost	306	10,187	2,969	1,215	956	542	6,912	751	146	23,984	23,371
Restatements - Note a			(239)							(239)	(247)

Adjusted Opening Balance	306	10,187	2,730	1,215	956	542	6,912	751	146	23,745	23,124

Add:
Additions during the year	24	184	122	20	288	12	287	1	87	1,025	1,006
Less:
Disposals and write downs	(2)	(17)	(101)	(21)	(11)	-	(61)	-	(1)	(214)	(385)
Settlements and reclassifications	1	439	42	42	(529)	22	70	8	(95)	-	-

Closing cost	329	10,793	2,793	1,256	704	576	7,208	760	137	24,556	23,745

Accumulated amortization

Opening accumulated amortization	-	4,213	2,158	847	-	95	2,673	141	-	10,127	9,760
Restatements - Note a			(178)							(178)	(188)

Adjusted Opening Balance	-	4,213	1,980	847	-	95	2,673	141	-	9,949	9,572

Add:
Amortization	-	282	147	69	-	7	228	12	-	745	723
Less:
Accumulated amortization on disposals and write downs	-	(11)	(78)	(19)	-	-	(13)	-	-	(121)	(346)

Closing accumulated amortization	-	4,484	2,049	897	-	102	2,888	153	-	10,573	9,949

Net Book Value of Tangible Capital
Assets	329	6,309	744	359	704	474	4,320	607	137	13,983	13,796

Note a - Restatements are primarily related to the reclassification of library books from capital assets to expenses.

Note b - During the year the Province capitalized $6 million of interest relating to assets under construction (2019 - $16 million).

106 |	Province of Manitoba Annual Report and Public Accounts 2019–20

SCHEDULE 8

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT ORGANIZATIONS, COMPONENTS AND BUSINESS ENTERPRISES COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH

Health, Seniors and Active Living

Addictions Foundation of Manitoba

CancerCare Manitoba

Manitoba Health Services Insurance Plan

Not-for-Profit Personal Care Homes and Community Health Agencies

Regional Health Authorities (including controlled organizations)

Interlake-Eastern Regional Health Authority

Northern Regional Health Authority Inc.

Prairie Mountain Health

Southern Health-Santé Sud

Winnipeg Regional Health Authority

Rehabilitation Centre for Children, Inc.

St.Amant Inc.

Shared Health Inc.

EDUCATION AND ECONOMIC DEVELOPMENT

Education

Manitoba Learning Resource Centre

Public School Divisions

Public Schools Finance Board

Economic Development and Training

Assiniboine Community College

Brandon University

Community Revitalization Fund

Communities Economic Development Fund

Co-operative Loans and Loans Guarantee Board

Economic Development Winnipeg Inc. - Note c

Helen Betty Osborne Memorial Foundation

Industrial Technology Centre

Manitoba Development Corporation

Manitoba Opportunities Fund Ltd.

Red River College

Research Manitoba

Rural Manitoba Economic Development Corporation

Travel Manitoba

Université de Saint-Boniface

University College of The North

University of Manitoba

University of Winnipeg

FAMILIES

Families

General Child and Family Services Authority

Manitoba Housing and Renewal Corporation

Summary Financial Statements	| 107

SCHEDULE 8 (cont’d)

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT ORGANIZATIONS, COMPONENTS AND BUSINESS ENTERPRISES COMPRISING THE GOVERNMENT REPORTING ENTITY

COMMUNITY AND RESOURCE DEVELOPMENT
Agriculture and Resource Development
Abandonment Reserve Fund
Farm Machinery and Equipment Act Fund
Fish and Wildlife Enhancement Fund
Food Development Centre
Manitoba Agricultural Services Corporation
Manitoba Habitat Heritage Corporation
Manitoba Potash Corporation
Mining Community Reserve
Mining Rehabilitation Reserve Fund
Quarry Rehabilitation Reserve Fund
Veterinary Science Scholarship Fund

Conservation and Climate
Efficiency Manitoba Inc.
Manitoba Hazardous Waste Management Corporation
Waste Reduction and Recycling Support Fund

Indigenous and Northern Relations

Infrastructure
Manitoba Trucking Productivity Improvement Fund

Municipal Relations
Manitoba Water Services Board
North Portage Development Corporation - Note b
Office of the Fire Commissioner

JUSTICE AND OTHER EXPENDITURES
Legislative Assembly
Executive Council
Civil Service Commission
Crown Services
Employee Pensions and Other Costs

Central Services
Leaf Rapids Town Properties Ltd.
Manitoba Education, Research and Learning Information Networks (MERLIN)
Materials Distribution Agency
Vehicle and Equipment Management Agency

Finance
Entrepreneurship Manitoba
Financial Literacy Fund
Funeral Board of Manitoba
Insurance Council of Manitoba

108 |	Province of Manitoba Annual Report and Public Accounts 2019–20

SCHEDULE 8 (cont’d)

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT ORGANIZATIONS, COMPONENTS AND BUSINESS

ENTERPRISES COMPRISING THE GOVERNMENT REPORTING ENTITY

JUSTICE AND OTHER EXPENDITURES, cont’d

Land Titles Assurance Fund

Manitoba Financial Services Agency

Pension Asset Fund

Special Operating Agencies Financing Authority

The Public Guardian and Trustee of Manitoba

Vital Statistics Agency

Workplace Safety and Health Public Education Fund

Justice

Legal Aid Manitoba

Liquor, Gaming and Cannabis Authority of Manitoba

Manitoba Horse Racing Commission

Manitoba Law Reform Commission

Victims Assistance Fund

Sport, Culture and Heritage

Le Centre culturel franco-manitobain

Manitoba Arts Council

Manitoba Centennial Centre Corporation

Manitoba Combative Sports Commission

Manitoba Film and Sound Recording Development Corporation

Sport Manitoba Inc.

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3)

Utility:

Manitoba Hydro-Electric Board - Note a

Insurance:

Deposit Guarantee Corporation of Manitoba - Note e

Manitoba Public Insurance Corporation - Note a

Finance:

Manitoba Liquor and Lotteries Corporation - Note a

SPECIAL ACCOUNTS, not attached to a Sector or Department

Rainy Day Fund - Note d

Notes:
a. This entity reports to Crown Services.
b. North Portage Development Corporation is a government business partnership.
c. Economic Development Winnipeg is a government partnership.
d. Fiscal Stabilization Account
e. This entity reports to Finance.

Summary Financial Statements	| 109

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2020

			($ millions)

							Community
	Health		Education and Economic Development		Families		and Resource Development
	2020	2019	2020	2019	2020	2019	2020	2019
		Restated		Restated		Restated		Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	-	-	-	-	-	-
Other taxes	-	-	919	892	-	-	-	-
Fees and other revenue	625	524	835	791	193	218	632	602
Federal transfers	1,563	1,460	255	243	51	96	151	100
Contributions from entities within the Government Reporting Entity	65	79	52	56	-	-	-	-
Sinking funds and other investment earnings	6	8	56	51	1	2	6	10

TOTAL REVENUE	2,259	2,071	2,117	2,033	245	316	789	712

EXPENSE
Personnel services	3,779	3,672	3,276	3,188	211	229	301	319
Grants/Transfer payments	1,685	1,532	159	199	387	364	625	472
Transportation	82	75	36	35	3	4	44	32
Communication	14	14	34	35	4	4	8	9
Supplies and services	907	861	512	489	150	169	151	137
Social assistance related	-	-	96	81	1,408	1,410	211	350
Other operating	224	239	229	235	28	35	103	135
Debt servicing	51	57	169	168	43	46	255	239
Minor capital	17	18	78	72	-	-	3	4
Amortization	196	195	170	165	54	51	251	238

TOTAL EXPENSE	6,955	6,663	4,759	4,667	2,288	2,312	1,952	1,935

NET INCOME (LOSS) FOR THE YEAR	(4,696)	(4,592)	(2,642)	(2,634)	(2,043)	(1,996)	(1,163)	(1,223)

110 |	Province of Manitoba Annual Report and Public Accounts 2019–20

SCHEDULE 9 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2020

($ millions)
	Justice and Other Expenditures		General Government (Note a)		Adjustments (Note b)		Total
	2020	2019	2020	2019	2020	2019	2020	2019
		Restated		Restated		Restated		Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	4,515	4,234	-	-	4,515	4,234
Other taxes	-	-	3,619	3,839	(46)	(46)	4,492	4,685
Fees and other revenue	222	220	8	2	(18)	(16)	2,497	2,341
Federal transfers	23	22	2,804	2,610	-	-	4,847	4,531
Contributions from entities within the Government Reporting Entity	-	(4)	913	938	(117)	(150)	913	919
Sinking funds and other investment earnings	308	247	-	-	-	-	377	318

TOTAL REVENUE	553	485	11,859	11,623	(181)	(212)	17,641	17,028

EXPENSE
Personnel services	609	592	3	4	62	66	8,241	8,070
Grants/Transfer payments	130	87	28	105	(238)	(269)	2,776	2,490
Transportation	17	14	-	7	-	-	182	167
Communication	15	10	-	-	-	-	75	72
Supplies and services	280	263	3	7	32	28	2,035	1,954
Social assistance related	13	14	-	-	-	-	1,728	1,855
Other operating	144	116	20	21	(37)	(36)	711	745
Debt servicing	507	479	12	12	-	(1)	1,037	1,000
Minor capital	7	6	1	1	-	-	106	101
Amortization	67	66	7	8	-	-	745	723

TOTAL EXPENSE	1,789	1,647	74	165	(181)	(212)	17,636	17,177

NET INCOME (LOSS) FOR THE YEAR	(1,236)	(1,162)	11,785	11,458	-	-	5	(149)

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes federal revenues and expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

Summary Financial Statements	| 111

SCHEDULE 10

SUMMARY FINANCIAL STATEMENTS

RESTATED BUDGET

For the Year Ended March 31, 2020

	($ millions)
	Adjustments
	Print	Note a	Note b	Note c	Note d	Restated

REVENUE
All Other Revenue	13,270					13,270
Automobile and Motor Carrier Licences and Fees	160				31	191
Parks: Forestry and Other Conservation	35			(11)		24
Service Fees and Other Miscellaneous Charges	1,533			11	(31)	1,513
Canada Health Transfers	1,514				(40)	1,474
Shared cost and other transfers	513				40	553

Total Revenue	17,025	-	-	-	-	17,025

EXPENSES
Legislative Assembly	50		2			52
Executive Council	4	1				5
Agriculture and Resource Development	363	23	4	54		444
Central Services	-		3	188		191
Civil Service Commission	22	1	1	(1)		23
Conservation and Climate	203	1	4	(55)		153
Crown Services	-			2		2
Economic Development and Training	105	6	3	1,574		1,688
Education	4,560	1	2	(1,620)		2,943
Employee Pensions and Other Costs	76		(76)			-
Families	2,174	25	8	1		2,208
Finance	250	3	4	(150)		107
Health, Seniors and Active Living	6,651	12	9	2		6,674
Indigenous and Northern Relations	36		1	(4)		33
Infrastructure	459	8	5	1		473
Justice	684	12	28	(24)		700
Municipal Relations	366	18	1	18		403
Sport, Culture and Heritage	106	42	1	14		163
Enabling Appropriations	233	(153)				80
Other Appropriations	50					50
Debt Servicing	1,088					1,088

Total Expenses	17,480	-	-	-	-	17,480

In - Year Adjustment/Lapse	(95)					(95)

NET INCOME (LOSS) FOR THE YEAR	(360)	-	-	-	-	(360)

Note a: In addition to government ministries, separate “service headings” exist to provide expenditure authority for programs that are delivered by a number of ministries, where it is desirable to know the total amount allocated to the program, or where the allocation to various ministries is not known at the time of printing the budget. In some cases funding is allocated, as required, from Enabling Appropriations to ministries by the Minister of Finance under authority granted by section 33 of The Financial Administration Act. This restatement has no impact to net loss.

Note b: On March 7, 2019, the Province released Budget 2019 which presented the expenses by ministry. The budget under Employee Pensions and Other Costs reflects non-recoverable pension and other salary related benefit costs. Employee Pensions and Other Costs is not a true ministry as it does not provide government services. As a result, this expense budget has been allocated to ministries that incur personnel costs. This restatement has no impact to net loss.

Note c: On Oct. 23, 2019, the Province announced organizational changes that resulted in transfers of certain functions between departments. This restatement has no impact to net loss.

Note d: Restatement to correct the budget classification for specific revenue line items. This restatement has no impact to net loss.

112 |	Province of Manitoba Annual Report and Public Accounts 2019–20

FOR THE YEAR ENDED MARCH 31, 2020
Information Provided
Under Statutory
Requirement

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT

TABLE OF CONTENTS

UNDER THE FINANCIAL ADMINISTRATION ACT:

Rainy Day Fund – Auditor’s Report	115

Rainy Day Fund – Statement of Transfers and Account Balance	119

Statement of the Total Amount of Debt or Obligation Due Her Majesty Written Off in Whole or in Part	121

Statement of Special Warrants	122

Explanatory Comments Regarding Special Warrants	123

Statement of the Claims Settled	124

Statement of Expenditures Related to Capital and Future Contract Commitments	125

Statement of Revenue and Expense Related to Roadway and Municipal Infrastructure	127

UNDER THE FISCAL RESPONSIBILITY

AND TAXPAYER PROTECTION ACT:

Statement of Calculation of Surplus or Deficit Under The Fiscal Responsibility and Taxpayer Protection Act	128

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Opinion

We have audited the Fiscal Stabilization Account “Rainy Day Fund” Statement of Transfers and Account Balance of the Province of Manitoba (“the Province”) for the year ended March 31, 2020 (“the statement”).

In our opinion, the financial information in the Fiscal Stabilization Account “Rainy Day Fund” Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2020 is prepared, in all material respects, in accordance with Note 2 to the statement.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Statement section of our report. We are independent of the Province in accordance with the ethical requirements that are relevant to our audit of the statement in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter: Basis of Accounting

We draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the Province to meet the requirements of Section 65(1)(b) of The Financial Administration Act. As a result, the statement may not be suitable for another purpose. Our opinion is not modified in respect of this matter.

Unaudited Information

The Schedule of Supplementary Information has been presented as unaudited information. The financial information in this schedule is not covered by this report and accordingly, we do not express an opinion on the information.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

Other Information

Management is responsible for the other information. The other information comprises the information included in the Province of Manitoba Annual Report, but does not include the statement and our auditor’s report thereon.

Our opinion on the statement does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the statement, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the statement or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Statement

Management is responsible for the preparation of this statement in accordance with Note 2 of the statement and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Those charged with governance are responsible for overseeing the Province’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Statement

Our objectives are to obtain reasonable assurance about whether the statement is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial information.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the statement, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

2

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

“Original document signed by”

Winnipeg, Manitoba	Tyson Shtykalo, CPA, CA

September 25, 2020	Auditor General

3

RAINY DAY FUND*

STATEMENT OF TRANSFERS AND ACCOUNT BALANCE

For the Year Ended March 31, 2020

	($ thousands)

	2020	2019

Transfer from Core Government operations	228,477	407,000

Account Balance, beginning of year	571,523	164,523

Account Balance, end of year	800,000	571,523

NOTES

1.

The Fiscal Stabilization Account is also known and commonly referred to as the Rainy Day Fund. The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act and is continued as the Fiscal Stabilization Account. The legislated purpose of the fund is to assist in stabilizing the fiscal position of the government from year to year and to improve long-term fiscal planning. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2.

Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(b) of The Financial Administration Act.

3.

Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year.

* Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

Information Provided Under Statutory Requirement	| 119

RAINY DAY FUND*

SCHEDULE OF SUPPLEMENTARY INFORMATION

(Unaudited)

For the Year Ended March 31, 2020

	($ thousands)

	2020	2019

Account Balance, beginning of year	571,523	164,523

- Transfer from Core Government - allocated to general purposes	228,477	407,000

Account Balance, end of year	800,000	571,523

* Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

120 |	Province of Manitoba Annual Report and Public Accounts 2019–20

STATEMENT OF THE TOTAL AMOUNT OF DEBT OR OBLIGATION

DUE HER MAJESTY WRITTEN OFF IN WHOLE OR IN PART

As Required by Section 24(b) of The Financial Administration Act

For the Year Ended March 31, 2020

	$	$
AGRICULTURE AND RESOURCE DEVELOPMENT (III)

Manitoba Agricultural Services Corporation		84,681

CONSERVATION AND CLIMATE (XII)

Accounts Receivable		38,360

EDUCATION (XVI)

Accounts Receivable		698

FAMILIES (IX)

Accounts Receivable		878,733

FINANCE (VII)

Levy for Health and Education Tax	82,629

Retail Sales Tax	666,215

Corporation Capital Tax	7,644	756,488

INFRASTRUCTURE (XV)

Accounts Receivable		233,263

MUNICIPAL RELATIONS (XIII)

Accounts Receivable		79

		1,992,302

Information Provided Under Statutory Requirement	| 121

STATEMENT OF SPECIAL WARRANTS OF HER HONOUR

THE LIEUTENANT-GOVERNOR OF MANITOBA

As Required by Section 32(4) of The Financial Administration Act

Issued Relative to the Year Ended March 31, 2020

OPERATING EXPENSES			$

AGRICULTURE AND RESOURCE DEVELOPMENT (III)
February 26, 2020	3.3	Risk Management, Credit and Income Support Programs	13,492,000
February 26, 2020	3.6	Water Stewardship and Biodiversity	86,300,000

ECONOMIC DEVELOPMENT AND TRAINING (X)
February 26, 2020	10.3	Advanced Education and Skills	3,772,000

FAMILIES (IX)
February 26, 2020	9.4	Child and Youth Services	2,769,000
February 26, 2020	9.5	Housing	3,603,000

HEALTH, SENIORS AND ACTIVE LIVING (XXI)
February 26, 2020	21.5	Regional Policy and Programs	4,745,000
February 26, 2020	21.7	Health Services Insurance Fund	24,331,000

JUSTICE (IV)
February 26, 2020	4.5	Courts	1,678,000

MUNICIPAL RELATIONS (XIII)
February 26, 2020	13.2	Community Planning and Development	7,500,000

		Total Special Warrants	148,190,000

122 |	Province of Manitoba Annual Report and Public Accounts 2019–20

EXPLANATORY COMMENTS REGARDING SPECIAL WARRANTS

AS SHOWN ON THE STATEMENT OF SPECIAL WARRANTS

For the Year Ended March 31, 2020

PART A - OPERATING EXPENSES	$

Special Warrants amounting to $148,190,000 were issued during the year ended March 31, 2020.

DEPARTMENT OF AGRICULTURE AND RESOURCE DEVELOPMENT (III)

To provide additional funding for the Agricultural Income Stabilization program	13,492,000

To provide additional funding for the following Water Stewardship and Biodiversity programs:

Water Science and Watershed Management program	550,000

Wildlife and Fisheries program	34,250,000

Lands program	51,500,000

DEPARTMENT OF ECONOMIC DEVELOPMENT AND TRAINING (X)

To provide additional funding for the Manitoba Bursary Fund	3,772,000

DEPARTMENT OF FAMILIES (IX)

To provide additional funding for the Authorities and Maintenance of Children program	2,769,000

To provide additional funding for Housing	3,603,000

DEPARTMENT OF HEALTH, SENIORS AND ACTIVE LIVING (XXI)

To provide additional funding for the Health Emergency Management program	4,745,000

To provide additional funding for the Health Services Insurance Fund	24,331,000

DEPARTMENT OF JUSTICE (IV)

To provide additional funding for Sheriff Services	1,678,000

DEPARTMENT OF MUNICIPAL RELATIONS (XIII)

To provide additional funding for the Community Development Program	7,500,000

Operating Expenses Total - Part A	148,190,000

Information Provided Under Statutory Requirement	| 123

STATEMENT OF THE CLAIMS SETTLED

As Required by Section 41(7) of The Financial Administration Act

For the Year Ended March 31, 2020

$

Agriculture and Resource Development (III)	150,000

Central Services (VIII)	34,000

Conservation and Climate (XII)	22,967

Education (XVI)	11,303

Families (IX)	344

Finance (VII)	307,583

Infrastructure (XV)	34,177

Justice (IV)	11,281

571,655

124 |	Province of Manitoba Annual Report and Public Accounts 2019–20

STATEMENT OF EXPENDITURES RELATED TO CAPITAL

AND FUTURE CONTRACT COMMITMENTS

As Required by Section 45(3) of The Financial Administration Act

For the Year Ended March 31, 2020

DEPARTMENT	FUTURE COMMITMENT
$
LEGISLATIVE ASSEMBLY (I)
Service contracts	177,766

177,766

EXECUTIVE COUNCIL (II)
Service contracts	2,160

2,160

AGRICULTURE AND RESOURCE DEVELOPMENT (III)
Service contracts	410,237

410,237

CENTRAL SERVICES (VIII)
Service contracts	87,062,338
Acquisition or construction of capital	1,512,865
Other	17,950,238

106,525,441

CONSERVATION AND CLIMATE (XII)
Service contracts	11,286,262
Acquisition or construction of capital	893,654

12,179,916

ECONOMIC DEVELOPMENT AND TRAINING (X)
Service contracts	37,527

37,527

EDUCATION (XVI)
Service contracts	165,126

165,126

FAMILIES (IX)
Service contracts	20,303,042
Rental of capital assets	858,326
Acquisition or construction of capital	800,000
Other	693,619

22,654,987

FINANCE (VII)
Service contracts	456,960

456,960

HEALTH, SENIORS AND ACTIVE LIVING (XXI)
Service contracts	50,004,632

50,004,632

INDIGENOUS AND NORTHERN RELATIONS (XIX)
Service contracts	1,015,915
Acquisition or construction of capital	3,802,600

4,818,515

INFRASTRUCTURE (XV)
Acquisition or construction of capital	110,953,514
Other	220,356

111,173,870

Information Provided Under Statutory Requirement	| 125

STATEMENT OF EXPENDITURES RELATED TO CAPITAL

AND FUTURE CONTRACT COMMITMENTS (continued)

As Required by Section 45(3) of The Financial Administration Act

For the Year Ended March 31, 2020

DEPARTMENT	FUTURE COMMITMENT $
JUSTICE (IV)
Service contracts	2,929,169
Rental of capital assets	48,744
Acquisition or construction of capital	2,700,224

5,678,137

MUNICIPAL RELATION (XIII)
Service contracts	5,067

5,067

TOTAL	314,290,341

NOTE:

The Appropriation Act, 2019 authorizes the Government to commit to expenditures up to an amount not exceeding $1,040,000,000 for the purpose of ensuring completion of projects or fulfilling contracts initiated in the year ended March 31, 2020. Any expenditures so committed must be included in the estimates of the fiscal year in which the expenditure is to be made or incurred.

126 |	Province of Manitoba Annual Report and Public Accounts 2019–20

STATEMENT OF REVENUE AND EXPENSE RELATED

TO ROADWAY AND MUNICIPAL INFRASTRUCTURE

As Required by Section 67.1(2) of The Financial Administration Act

For the Year Ended March 31, 2020

	2020	2019

	$	$
REVENUE

Net Gasoline and Motive Fuel Tax - Note 1	338,013,155	347,406,209

	338,013,155	347,406,209

Less: Tax attributed to aircrafts and locomotives	16,367,686	18,832,475

TOTAL REVENUE	321,645,469	328,573,734

EXPENSES

Highways and Transportation Programs	21,304,088	22,558,485

Construction and Maintenance

Maintenance and preservation of provincial trunk highways, provincial roads and related projects	123,846,210	127,732,921
Winter roads	8,740,175	8,680,671
Infrastructure assets - provincial roads and highways	432,499,597	410,070,818

Road construction and maintenance	565,085,982	546,484,410

General assets - road related	5,242,782	5,346,181

Other construction and maintenance	5,242,782	5,346,181

Total Construction and Maintenance	570,328,764	551,830,591

TOTAL EXPENSES	591,632,852	574,389,076

NET RESULT FOR THE YEAR	(269,987,383)	(245,815,342)

Note 1: Amount refers to proceeds of tax paid into the Consolidated Fund, net of authorized refunds.

Information Provided Under Statutory Requirement	| 127

STATEMENT OF CALCULATION OF SURPLUS OR DEFICIT UNDER

THE FISCAL RESPONSIBILITY AND TAXPAYER PROTECTION ACT

(Unaudited)

For the Year Ended March 31, 2020

	($ millions)

	Budget	2020	2019
			Restated

Revenue	17,025	17,641	17,028
Expenditure	17,480	17,636	17,177

Net Result	(455)	5	(149)
Year-end Adjustments/Lapse	(95)	-	-

Net Income (Loss)	(360)	5	(149)

Less adjustments:
1) Net Income Manitoba Hydro	(121)	(99)	(121)
2) Rainy Day Fund (also known as the Fiscal Stabilization Account)	(50)	(229)	(407)

Deficit balance for the purposes of The Fiscal Responsibility and Taxpayer Protection Act	(531)	(323)	(677)

Baseline Deficit*	(724)	(724)	(824)

* Baseline Deficit, March 31, 2019	(824)
Annual Reduction	100

Baseline Deficit, March 31, 2020	(724)

128 |	Province of Manitoba Annual Report and Public Accounts 2019–20

STATEMENT OF CALCULATION OF SURPLUS OR DEFICIT UNDER

THE FISCAL RESPONSIBILITY AND TAXPAYER PROTECTION ACT

(Unaudited)

For the Year Ended March 31, 2020

1.

The Fiscal Responsibility and Taxpayer Protection Act requires the government not to incur a deficit greater than the baseline amount and penalizes ministers by reducing their salaries if this requirement is not met. The deficit amount is calculated in accordance with provisions of the Act, which sets out a starting baseline of $924 million in 2018 that is reduced by $100 million per year thereafter. For the fiscal year 2020, the baseline amount is $724 million.

2.

While in a deficit position, the Act requires the government to withhold 20% of the ministerial salaries. This percentage will increase to 40% if the government has a deficit exceeding the baseline amount for two consecutive years. The withheld amounts will be paid back to the ministers if there is no deficit incurred or if the deficit is below the baseline amount. However, the repayment amounts will be prorated if the deficit is below the baseline amount by less than $100 million.

3.

For the 2020 fiscal year, the actual deficit is below the baseline amount by $401 million. The Government is therefore in compliance with the Act. Once this report is tabled in the Assembly, the following withheld amounts will be paid back.

	Amount of Salaries Withheld	Salary Reduction	Amount to be Paid Back
Pallister, Hon. B.	$15,754	-	$15,754
Clarke, Hon. E.	10,292	-	10,292
Cox, Hon. C.	10,292	-	10,292
Cullen, Hon. C.	10,292	-	10,292
Eichler, Hon. R.	10,292	-	10,292
Fielding, Hon. S.	10,292	-	10,292
Friesen, Hon. C.	10,292	-	10,292
Goertzen, Hon. K.	10,292	-	10,292
Mayer, Hon. C	5,090	-	5,090
Pedersen, Hon. B.	10,292	-	10,292
Schuler, Hon. R.	10,292	-	10,292
Squires, Hon. R.	10,292	-	10,292
Stefanson, Hon. H.	10,292	-	10,292
Wharton, Hon. J.	10,292	-	10,292

Total	$144,348	-	$144,348

Information Provided Under Statutory Requirement	| 129